Exhibit 99.3


                            Factory 2-U Stores, Inc.
                                4000 Ruffin Road
                        San Diego, California 92123-1866


                                                  November 4, 2002

Ronald Rashkow
Chapman Partners, L.L.C.
6250 North River Road, Suite 12-300
Rosemont, Illinois  60018

Dear Ron:

     Consistent with evolving standards of corporate governance, we have determined to create the position of Lead Director. The Lead Director will be selected by the full Board of Directors from among the independent directors, and will act as a liaison between the Board of Directors and the Chairman and CEO. The Lead Director will also act in a leadership role with the Board of Directors, including coordination of meeting agendas with the Chairman and CEO.

     After due consideration, and with the approval of the Board of Directors, we are pleased to offer you the position of Lead Director. Because of the significant additional responsibilities that the Lead Director will assume, which are discussed below, your compensation as Lead Director, which will be in lieu of any other compensation as a member of the Board of Directors, is summarized below.

DUTIES

     o Minimum of two days per month to be spent with the Chairman and CEO to evaluate business segments, status, progress, overall strategic outlook and such other matters as you, the Chairman and CEO or the Board of Directors deem appropriate.

     o Up to an additional six days per quarter to be spent with the Chairman and CEO if desired by you, the Chairman and CEO or the Board of Directors.

     o All meetings between the Chairman and CEO, and you, will be at mutually convenient times and locations.

     o Start date to be November 4, 2002, with service to continue at the pleasure of the Board of Directors for up to three years.

COMPENSATION

     o Fully vested grant of 50,000 options, to be granted under the Company's stock option plan if approved by the stockholders at the Company's next annual meeting of stockholders or, if such approval is not obtained, by contract not subject to the


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        Plan. The option would be exercisable  for five years from date of grant at a price equal to the fair market value of the Company's common stock on the date of your acceptance of this letter agreement.

     o On or about November 7, 2002, a grant of 25,000 shares of restricted common stock, subject to your completion of 12 months of service as Lead Director.

     o Monthly compensation of $12,500, plus reimbursement of all reasonable out-of-pocket travel and other expenses related to the performance of your duties as Lead Director.

     o Target grants of 25,000 similar shares of restricted common stock, subject to your completion of 24 and 36 months of service as Lead Director, commensurate with achievement of CEO's performance goals for the applicable year. By way of example, if the CEO received 50% of his performance bonus for such year, you would receive a grant of 12,500 shares of restricted stock for such year. In the event that such periods of service do not dovetail with the periods of such performance goals, the number of shares of restricted stock will be determined in good faith by the Board of Directors based on achievements during the relevant periods.

     o $3,500 per day, plus reimbursement of all reasonable out-of-pocket travel and other expenses related to the performance of your duties as Lead Director, for each day of service in excess of six days per quarter (i.e. in excess of two days per month).

     If these terms are acceptable to you, please sign below and return a copy of this letter agreement to me. We are confident that your experience and expertise will provide significant benefit to the Company and our shareholders.


                                          Very truly yours,

                                          Factory 2-U Stores, Inc



                                          By: /s/ WILLEM DE VOGEL
                                              ----------------------------------
                                              Willem de Vogel
                                              Chairman of Compensation Committee

AGREED AND ACCEPTED:

/s/ RONALD RASHKOW
------------------------------
Ronald Rashkow

Date: November 4, 2002